Exhibit 5.1

August 1, 2007 CDF Funding, Inc. 5595 Trillium Boulevard Hoffman Estates, Illinois 60192	Mayer, Brown, Rowe & Maw LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrownrowe.com

Re:	CDF Funding, Inc.

Registration Statement on Form S-3

We have acted as special counsel for CDF Funding, Inc., a Delaware corporation (“CDF Funding” or the “Registrant”), in connection with (a) the filing by CDF Funding, as registrant with the Securities and Exchange Commission under the Securities Act of 1933 (as amended, the “Act”), of a Registration Statement on Form S-3 (Registration No. 333-130782) (as amended, the “Registration Statement”), registering asset-backed notes secured by the interest of GE Dealer Floorplan Master Note Trust, a Delaware statutory trust (the “Trust”), in various receivables and related assets, and (b) the related base prospectus for Series 2007-2 dated July 23, 2007 (the “2007-2 Base Prospectus”) and the related prospectus supplement dated July 24, 2007 (the “2007-2 Prospectus Supplement” and together with the 2007-2 Base Prospectus, the “2007-2 Prospectus”), filed by the Registrant pursuant to Rule 424(b) relating to the issuance of the Class A Asset Backed Notes, Series 2007-2 (the “Series 2007-2 Class A Notes”), the Class B Asset Backed Notes, Series 2007-2 (the “Series 2007-2 Class B Notes”), and the Class C Asset Backed Notes, Series 2007-2 (the “Series 2007-2 Class C Notes” and together with the Series 2007-2 Class A Notes and the Series 2007-2 Class B Notes, the “Notes”). The Notes will be issued pursuant to a master indenture (as may be amended, modified or supplemented, the “Master Indenture”), between the Trust and Deutsche Bank Trust Company Americas (successor in interest to Wilmington Trust Company), as indenture trustee (the “Indenture Trustee”), as supplemented by a Series 2007-2 Indenture Supplement dated on or about August 2, 2007 (the “Indenture Supplement” and together with the Master Indenture, the “Indenture”), between the Trust and the Indenture Trustee. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned to them in the Master Indenture.

We have examined executed copies of the Registration Statement, the Master Indenture, the Indenture Supplement, the Trust Agreement, the First Tier Agreement, the Second Tier Agreement, and such other documents as we have deemed necessary for the purposes of this opinion (collectively, the “Transaction Documents”).

CDF Funding, Inc.

We have assumed for the purposes of the opinions set forth below that the Notes have been issued as described in the 2007-2 Prospectus, and that the Notes will, at CDF Funding’s direction, be sold by the Trust for reasonably equivalent consideration.

We have also assumed that: (i) the Transaction Documents and the Notes have been or will be duly authorized by all necessary corporate, limited liability or trust action, (ii) the Notes will be duly issued, executed, authenticated and delivered in accordance with the provisions of the Indenture and (iii) the purchase price for the Notes will be paid to CDF Funding by the various underwriters named in the 2007-2 Prospectus.

In expressing our opinion, we have assumed, without independent verification, that the facts presented in the Transaction Documents are correct, the Transaction Documents have been or will be consummated according to their terms, and the factual representations of the parties to the Transaction Documents and their affiliates are correct. In addition, we have assumed that the parties to each Transaction Document will satisfy their respective obligations thereunder.

On the basis of the foregoing examination and assumptions, and upon consideration of applicable law, it is our opinion that, provided that the Indenture Supplements have been duly and validly authorized, executed and delivered by the Trust and the Indenture Trustee and the Notes have been duly executed, authorized, delivered and sold as contemplated in the Master Indenture and the 2007-2 Prospectus, the Notes, upon issuance and sale thereof in the manner described in the 2007-2 Prospectus, and as provided in the Indenture, will be binding obligations of the Trust.

We hereby consent to the filing of this letter as part of the Registrant’s Current Report on Form 8-K, dated of even date herewith for incorporation in the Registration Statement and to the references to this firm under the heading “Legal Matters” in the 2007-2 Prospectus Supplement, without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion.

Our opinion set forth above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and by the discretion of the court before which any proceeding therefore may be brought.

We are members of the Bar of the State of Illinois, and we do not express any opinion herein concerning any law other than the law of the State of New York, the General Corporation Law of Delaware and the Federal law of the United States.

Respectfully submitted,
/s/ MAYER, BROWN, ROWE & MAW LLP
MAYER, BROWN, ROWE & MAW LLP
JBK/MRA/BES